UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8401 East Indian School Road

Scottsdale, Arizona

85251

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 24, 2004, Rural/Metro Corporation, a Delaware corporation (the “Company”), issued a press release announcing that the Company had recently received notification from the Nasdaq Listing and Hearing Review Council that it had reversed the Nasdaq Listing Qualification Panel’s decision to delist the common stock, par value $.01 per share (“Common Stock”), of the Company from the Nasdaq SmallCap Market (“SmallCap Market”). The decision was based, in part, on certain events occurring subsequent to the Panel’s decision to delist the Common Stock, and the Council remanded the matter to the Panel for further consideration.

In order to relist the Common Stock, the Company must (1) file an application for new listing; (2) pay all applicable listing fees; and (3) evidence compliance with all requirements for initial listing on the SmallCap Market, except that the Company must demonstrate a minimum bid price of $1.00, instead of the $4.00 initial minimum bid price normally required.

The Company’s Common Stock will continued to trade on the OTC Bulletin Board pending Nasdaq’s review of the Company’s relisting application. There can be no assurance as to the timing and outcome of Nasdaq’s review. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 24, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: November 24, 2004	By:	/s/ Michael S. Zarriello
Michael S. Zarriello Senior Vice President and Chief Financial Officer